Exhibit 10.19

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH STOCK UNDER SAID ACT AND ANY APPLICABLE STATES SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DIGITAL LIFESTYLES GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE MINIMUM BORROWING NOTE

FOR VALUE RECEIVED, DIGITAL LIFESTYLES GROUP, INC. a Delaware corporation (the “Borrower”) promises to pay to LAURUS MASTER FUND, LTD., M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns, the sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), or, if different, the aggregate principal amount of all “Loans” not evidenced by the Revolving Note (as such term is defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on November 29, 2007 (the “Maturity Date”).

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security Agreement between Borrower, certain Subsidiaries of the Borrower and the Holder dated as of November 29, 2004 (as amended, modified and supplemented from time to time, the “Security Agreement”).

The following terms shall apply to this Minimum Borrowing Note (the “Note”):

ARTICLE I

INTEREST

1.1 Contract Rate. Subject to Sections 1.2, 4.2, 5.1 and 6.7 hereof, interest payable on this Note shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2.0%) (the “Contract Rate”). The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate in accordance with the terms of the Security Agreement. Subject to Section 1.2, the Contract Rate shall not be less than six percent (6.0%).

1.2 Contract Rate Adjustments and Payments. The Contract Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If (i) the Borrower shall have registered the shares of the Borrower’s common stock underlying each of the conversion of each Minimum Borrowing Note then outstanding and that certain warrant issued to Holder on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the market price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined below) for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2.0.%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. If (i) the Borrower shall not have registered the shares of the Borrower’s common stock underlying the conversion of each Minimum Borrowing Note then outstanding and that certain warrant issued to Holder on a registration statement declared effective by the SEC and which remains effective, and (ii) the Market Price of the Common Stock as reported by Bloomberg, L.P. on the principal market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be decreased by 100 basis points (100 b.p.) (1.0.%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Contract Rate be less than zero percent (0%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on December 1, 2004 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Contract Rate Payment Date”).

ARTICLE II

ADVANCES, PAYMENTS UNDER NOTE

2.1. Mechanics of Advances. All Loans evidenced by this Note shall be made in accordance with the terms and provisions of the Security Agreement.

2.2. Fixed Conversion Price. For purposes hereof, subject to Section 3.5 hereof, the initial “Fixed Conversion Price” means $0.39.

2.3. No Effective Registration. Notwithstanding anything to the contrary herein, the Holder shall not be required to accept shares of Common Stock as payment following a conversion by the Holder if there fails to exist an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued, or if an Event of Default hereunder exists and is continuing, unless such requirement is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.

2.4. Optional Redemption in Cash. The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Security Agreement, or any Ancillary Agreement, except the Revolving Note (as such terms are defined in the Security Agreement) (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Borrower shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be seven (7) days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (defined below) pursuant to Section 3.1, or for conversions elected to be made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount (plus any additional interest and fees accruing on the Notes during the Redemption Period) must be irrevocably paid in full in immediately available funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date, then such Redemption Notice will be null and void.

ARTICLE III

HOLDER’S CONVERSION RIGHTS

3.1. Optional Conversion. Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default (as defined in Article IV), and, subject to the limitations set forth in Section 3.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

3.2. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between 4.99% of the outstanding shares of Common Stock of the Borrower and the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 3.2 shall automatically become null and void without any notice to Borrower upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Borrower. In addition, the Holder shall not be entitled to convert pursuant to the terms of this Note during any twenty two (22) trading day period an amount that would result in the issuance of Conversion Shares in excess of thirty percent (30%) of the trading volume of the Common Stock for the twenty two (22) trading days immediately prior to the Conversion Date (defined below). The Holder shall deliver no more than two (2) Notices of Conversion (as defined below) to Borrower during any twenty two (22) day period.

3.3. Mechanics of Holder’s Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal

Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if such an opinion is required by the transfer agent, within one (1) Business Day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) Business Days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary. No fractional share shall be issued upon any conversion of this Note. If a conversion would result in the issuance of a fraction of a share of Common Stock, the Borrower shall, in lieu of issuing any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (based on the Current Market Price Per Share). The “Current Market Price Per Share” on any date shall mean the average of the Quoted Prices of the Common Stock for the fifteen (15) consecutive Business Days ending before the day in question. If no such Quoted Prices are available, however, “Current Market Price Per Share” shall be the Fixed Conversion Price. “Quoted Price” means, with respect to any security on any date, the average of the closing prices on such day of such security on all domestic securities exchanges and inter-dealer quotation systems providing last sale information on which such security is then listed or tracked, or, if there have been no sales on any such exchange or inter-dealer quotation system on such day, the average of the highest bid and lowest asked prices on all such exchanges or inter-dealer quotation system at the end of such day or, if on any such day such security is not so listed, the average of the representative bid and asked prices quoted on NASDAQ as of 4:00 p.m., New York time, on such day, or if on any day such security is not quoted on NASDAQ, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

3.4. Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article III upon conversion of the Note, in the amount equal to $500 per business day after the Delivery Date. The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

3.5. Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.2 shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend described in paragraph (B) of this Section 3.5, or a consolidation, merger or sale of assets described in paragraph (C) of this Section 3.5), then, and in each such event, this Note shall thereafter be convertible into the kind and amount of securities receivable upon such reorganization, recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to or immediately following consummation of such reorganization, reclassification, recapitalization or change, at the election of the Holder.

B. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Borrower in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event, such increase or decrease to take effect at the opening of business on the day following the day upon which (i) such subdivision or combination becomes effective, or, (ii) in the case a dividend, the date fixed for determination of stockholders entitled to receive such dividend. For the purpose of this paragraph, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Borrower.

C. Consolidation, Merger or Sale of Assets. In case of any permitted consolidation of the Borrower with, or merger of the Company into, any Person, or in case of any merger of another Person into the Borrower (other than a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or in case of any permitted sale or transfer of all or substantially all of the assets of the Borrower, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall agree and provide or cause provision to be made so that a Holder shall have the right, during the period this Note shall be convertible, to convert this Note into the kind and amount of securities, cash and other property receivable immediately prior to or upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which this Note might have been converted by its terms (at the Holder sole discretion), assuming such holder of Common Stock (i) is not a Person with which the Borrower consolidated or into which the Borrower merged or which merged into the Borrower or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise such Person’s rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this paragraph (C) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of non-electing shares). The above provisions of this paragraph (C) shall similarly apply to successive consolidations, mergers, sales or transfers.

D. Share Issuances. Subject to the provisions of this Section 3.5, if the Borrower shall at any time (after the date hereof) prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A, B or C above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock for a consideration per share less than the then applicable Fixed Conversion Price, shall result in an adjustment to the Fixed Conversion Price as set forth below.

If the Borrower issues any additional shares of Common Stock for a consideration per share less than the then-applicable Fixed Conversion Price pursuant to this Section 3.5 then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C – D) x B) / C]

A = Total amount of shares convertible pursuant to the Security Agreement

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offering price

Such adjustment shall become effective immediately upon the earlier to occur of the date of issuance of such shares of Common Stock or the record date for the determination of stockholders entitled to receive the convertible securities, as the case may be. If all of the shares of Common Stock subject to such convertible securities have not been issued when such convertible securities expire, then the Fixed Conversion Price shall promptly be readjusted to the Fixed Conversion Price that would then be in effect had the adjustment upon the issuance of such convertible securities been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such convertible securities. For the purpose of this paragraph (D), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Borrower. The Borrower will not issue any shares of Common Stock or rights, warrants, convertible or exchangeable securities in respect of shares of Common Stock held in the treasury of the Borrower.

E. Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Subsection D above, the following shall apply:

(a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Borrower for any underwriting of the issue or otherwise in connection therewith;

(b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Borrower (irrespective of the accounting treatment thereof); and

(c) Upon any such issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Borrower for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Borrower upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (E)).

F. Calculations. All calculations under this Section 3.5 shall be made to the nearest tenth of one cent.

G. When Adjustment May Be Deferred. No adjustment in the Fixed Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Fixed Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

H. Voluntary Decrease of Fixed Conversion Price. The Borrower from time to time may, with the consent of the Holder decrease the Fixed Conversion Price by any amount for any period of time as the Board of Directors of the Borrower deems advisable, subject to a floor of $0.10. The Borrower shall deliver a notice of such adjustment at least fifteen

(15) days before the date the decreased Fixed Conversion Price will take effect. The notice shall state the decreased Fixed Conversion Price and the period of time it will be in effect.

3.6. Reservation of Shares. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.7. Registration Rights. The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated as of the date hereof between the Borrower and the Holder.

ARTICLE IV

EVENTS OF DEFAULT

4.1. The occurrence of any of the events set forth in Section 19 of the Security Agreement shall constitute an Event of Default (“Event of Default”) hereunder.

DEFAULT RELATED PROVISIONS

4.2 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay additional interest on this Note in an amount equal to two percent (2%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

4.3 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

4.4 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V

DEFAULT PAYMENTS

5.1. Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder under the Security Agreement and the Ancillary Agreements and all obligations of Borrower under the Security Agreement and the Ancillary Agreements, to require the Borrower to make a Default Payment (“Default Payment”). The Default Payment shall be one hundred twenty percent (120%) of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Notes or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to outstanding principal balance of the Notes.

5.2. Default Payment Date. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to Section 5.1 (“Default Payment Date”).

ARTICLE VI

MISCELLANEOUS

6.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2. Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

6.3. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

6.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement, provided that no assignment of this Note shall be permitted unless it is made in compliance with applicable federal and state securities law.

6.5. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York. Both parties agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court order in favor of Holder.

6.7. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8. Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

6.9. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Secured Convertible Minimum Borrowing Note to be signed in its name effective as of this 29th day of November, 2004.

DIGITAL LIFESTYLES GROUP, INC.

By:	/s/ Theodore B. Muftic
Name:	Theodore B. Muftic
Title:	Chief Financial Officer

WITNESS:

/s/ J. William Wilson J. William Wilson Corporate Secretary

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $             of the principal and $             of the interest due on the Secured Convertible Minimum Borrowing Note issued by DIGITAL LIFESTYLES GROUP, INC. on November     , 2004 into Shares of Common Stock of DIGITAL LIFESTYLES GROUP, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address:

Holder DWAC instructions